Exhibit 99.1

The Scotts Miracle-Gro Company	NEWS

ScottsMiracle-Gro Announces Third Quarter Results;
Strong Consumer Demand Brings POS In Line with Previous Year Levels

•	U.S. Consumer sales increase 1% in Q3; Hawthorne up 2% including acquisitions

•	Consumer purchases increase 5.4 percent in Q3

•	Q3 GAAP earnings from continuing operations of $2.23 per share

•	Non-GAAP adjusted earnings of $2.67 per share

•	Full-year Sales and Non-GAAP EPS guidance range re-affirmed

MARYSVILLE, Ohio (July 31, 2018) - The Scotts Miracle-Gro Company (NYSE: SMG), the world’s leading marketer of branded consumer lawn and garden products, today released fiscal third quarter financial results that were driven by a strong recovery in consumer demand of the Company’s core lawn and garden products at its largest U.S. retail partners.

For the quarter ended June 30, 2018, company-wide sales increased 2 percent to $994.6 million, compared with $973.4 million a year earlier. GAAP income from continuing operations was $2.23 per diluted share, compared with $2.41 per share in the prior year. Non-GAAP adjusted earnings, which excluded impairment, restructuring, and other one-time items, were $2.67 per diluted share compared with $2.47 a year ago.

“Our U.S. core business was simply outstanding in May with record results and positive year-over-year consumer purchases nearly every day during the month,” said Jim Hagedorn, chairman and chief executive officer. “The fact that consumer purchases were down 12 percent entering May and were essentially flat versus year-ago levels by the end of June speaks to the resilience of our category and strength of our brands. It also speaks to the commitment of our team as well as our consumers and retail partners.”

“We remain confident in the revised sales and non-GAAP adjusted earnings guidance we provided in June and are optimistic that we also will report cash flow productivity of more than 100 percent for the second consecutive year.”

Third quarter details
Company-wide sales increased 2 percent to $994.6 million. U.S. Consumer increased 1 percent to $810.9 million from $801.4 million. Hawthorne sales increased 2 percent to $74.2 million compared with $72.4 million. Those results include the impact of acquisitions, including the recent purchase of Sunlight Supply. Excluding the impact of acquisitions, Hawthorne sales declined 37 percent during the quarter.

For the quarter, the GAAP gross margin rate was 34.9 percent. On a non-GAAP adjusted basis, the rate was 36.1 percent compared with 39.4 percent a year earlier. The difference was primarily attributable to higher-than-expected distribution costs, commodity inflation, increased trade program expense, and product mix primarily related to acquisitions. SG&A decreased 6 percent to $144.5 million primarily due to lower accruals for annual incentive compensation payments, the benefits of restructuring efforts conducted at the end of 2017, and an overall focus on expense control.

Equity income was $1.1 million compared with $7.2 million on a GAAP basis and $12.2 million on a non-GAAP basis a year earlier. The anticipated decline primarily stems from the fact that the Company is no longer recording equity income related to its 30 percent stake in TruGreen. Interest expense increased $1.4 million on a year-over-year basis to $23.2 million, reflecting increased borrowing levels. The Company said its leverage ratio at the end of the quarter was approximately 4.0 times debt-to-EBITDA.

GAAP income from continuing operations was $125.5 million, or $2.23 per diluted share, compared with $144.6 million or $2.41 per share. Non-GAAP adjusted earnings, which excluded impairment, restructuring, as well as other one-time items, were $150.1 million, or $2.67 per diluted share, compared with $148.3 million, or $2.47 per share.

During the quarter, the Company recorded a $17.5 million non-cash impairment charge related to the write-off of previously acquired customer relationship intangible assets due to the acquisition of Sunlight Supply as well as restructuring charges of $12.9 million related to staffing reductions and facility closures associated with Project Catalyst.

“The integration of Sunlight into the Hawthorne operations is moving swiftly and we are already more than halfway to our goal of achieving at least $35 million in synergies by combining our two businesses,” Hagedorn said. “While we still have a lot of work to do to finish the integration, I’m confident that our Hawthorne business will be vastly improved as a result of this transaction and will be uniquely positioned to benefit from the rapidly evolving market place for hydroponic products.”

The Company also recorded a $65 million charge in discontinued operations related to recent developments in an unresolved class-action lawsuit filed in 2012 in connection with the sale of wild bird food products that were the subject of a voluntary recall in 2008 by the Company’s previously sold and discontinued wild bird food business.  As it has for several years in various filings with the Securities and Exchange Commission, the Company continues to dispute the allegations in the case.

Year-to-Date Details
Company-wide sales for the first nine months decreased 2 percent to $2.23 billion, compared with $2.27 billion a year ago. Sales in the U.S. Consumer segment decreased 2 percent, to $1.86 billion due primarily to a slow start to the lawn and garden season and inventory productivity initiatives on the part of certain key retail partners. Hawthorne sales declined 1 percent including the impact of acquisitions and declined 33 percent when excluding those transactions.

“While we remain disappointed with sales in the Hawthorne segment, we are pleased to see the rate of decline we’ve seen this year has begun to improve recently,” Hagedorn said. “Due to regulatory changes in California and an over-production of cannabis in that state and others last year, we continue to expect to see pressure on revenue at least through the balance of the calendar year.”

The GAAP gross margin rate on a year-to-date basis was 35.5 percent. The non-GAAP adjusted rate was 36.0 percent compared with 39.0 percent last year. SG&A was $418.7 million, a 4 percent decline from 2017. The reason for the year-to-date decline on both lines is consistent with the factors that drove third quarter results.

GAAP income from continuing operations was $258.2 million, or $4.50 per share, compared with $240.6 million or $3.96 per share. Non-GAAP adjusted earnings, which excluded impairment, restructuring, as well as the other one-time items, were $253.2 million, or $4.41 per share, compared with $251.8 million, or $4.16 per share a year ago.

Revised Guidance Re-Affirmed
The Company re-affirmed the revised guidance that it provided in mid-June forecasting that full year sales will be flat to 2 percent higher than year-ago levels. Those results include the impact of acquisitions. Non-GAAP Adjusted earnings per share is expected to be in a range of $3.70 to $3.90 per share.

Conference Call and Webcast Scheduled for 4:30 p.m. ET Today, July 31
The Company will discuss results during a webcast and conference call today at 4:30 p.m. Eastern Time. Conference call participants should call 866-548-2691 (Conference Code: 3322697) A live webcast of the call will be available on the investor relations section of the Company's website at http://investor.scotts.com. An archive of the webcast, as well as any accompanying financial information regarding any non-GAAP financial measures discussed by the Company during the call, will remain available for at least 12 months. In addition, a replay of the call can be heard by calling 888-203-1112. The replay will be available for 30 days.

About ScottsMiracle-Gro
The Scotts Miracle-Gro Company is the world's largest marketer of branded consumer products for lawn and garden care. The Company's brands are among the most recognized in the industry. The Company's Scotts®, Miracle-Gro® and Ortho® brands are market-leading in their categories, as is the consumer Roundup® brand, which is marketed in the U.S. and certain other countries by Scotts and owned by Monsanto. We maintain a minority interest in TruGreen®, the largest residential lawn care service business, and in Bonnie Plants®, the largest marketer of edible gardening plants in retail channels.  The Company’s wholly-owned subsidiary, The Hawthorne Gardening Company, is a leading provider of nutrients, lighting and other materials used in the hydroponic growing segment. For additional information, visit us at www.scottsmiraclegro.com.

Forward Looking Non-GAAP Measures
In this release, the Company provides an outlook for fiscal 2018 non-GAAP adjusted EPS. The Company does not provide a GAAP EPS outlook, which is the most directly comparable GAAP measure to non-GAAP adjusted EPS, because changes in the items that the Company excludes from GAAP EPS to calculate non-GAAP adjusted EPS, described above, can be dependent on future events that are less capable of being controlled or reliably predicted by management and are not part of the Company’s routine operating activities. Additionally, due to their unpredictability, management does not forecast the excluded items for internal use and therefore cannot create or rely on a GAAP EPS outlook without unreasonable efforts. The timing and amount of any of the excluded items could significantly impact the Company’s GAAP EPS. As a result, the Company does not provide a reconciliation of guidance for non-GAAP adjusted EPS to GAAP EPS, in reliance on the unreasonable efforts exception provided under Item 10(e)(1)(i)(B) of Regulation S-K.

Cautionary Note Regarding Forward-Looking Statements
Statements contained in this press release, other than statements of historical fact, which address activities, events and developments that the Company expects or anticipates will or may occur in the future, including, but not limited to, information regarding the future economic performance and financial condition of the Company, the plans and objectives of the Company’s management, and the Company’s assumptions regarding such performance and plans are “forward-looking statements” within the meaning of the U.S. federal securities laws that are subject to risks and uncertainties. These forward-looking statements generally can be identified as statements that include phrases such as “guidance,” “outlook,” “projected,” “believe,” “target,” “predict,” “estimate,” “forecast,” “strategy,” “may,” “goal,” “expect,” “anticipate,” “intend,” “plan,” “foresee,” “likely,” “will,” “should” or other similar words or phrases. Actual results could differ materially from the forward-looking information in this release due to a variety of factors, including, but not limited to:

•	Compliance with environmental and other public health regulations could increase the Company’s costs of doing business or limit the Company’s ability to market all of its products;

•	Increases in the prices of raw materials and fuel costs could adversely affect the Company’s results of operations;

•	The highly competitive nature of the Company’s markets could adversely affect its ability to maintain or grow revenues;

•
Because of the concentration of the Company’s sales to a small number of retail customers, the loss of one or more of, or significant reduction in orders from, its top customers could adversely affect the Company’s financial results;

•	Climate change and unfavorable weather conditions could adversely impact financial results;

•
Certain of our products may be purchased for use in new or emerging industries or segments and/or be subject to varying, inconsistent, and rapidly changing laws, regulations, administrative practices, enforcement approaches, judicial interpretations and consumer perceptions;

•	The Company may not be able to adequately protect its intellectual property and other proprietary rights that are material to the Company’s business;

•	In the event the Restated Marketing Agreement for consumer Roundup products terminates, we would lose a substantial source of future earnings and overhead expenses absorption;

•	Hagedorn Partnership, L.P. beneficially owns approximately 26% of the Company’s common shares and can significantly influence decisions that require the approval of shareholders;

•
Acquisitions, other strategic alliances and investments could result in operating difficulties, dilution and other harmful consequences that may adversely impact our business and results of operations.

Additional detailed information concerning a number of the important factors that could cause actual results to differ materially from the forward-looking information contained in this release is readily available in the Company’s publicly filed quarterly, annual and other reports. The Company disclaims any obligation to update developments of these risk factors or to announce publicly any revision to any of the forward-looking statements contained in this release, or to make corrections to reflect future events or developments.

Contact:
Jim King
Senior Vice President
Investor Relations & Corporate Affairs
(937) 578-5622

THE SCOTTS MIRACLE-GRO COMPANY
Condensed Consolidated Statements of Operations
(In millions, except for per common share data)
(Unaudited)

		Three Months Ended			Nine Months Ended
	Footnotes	June 30, 2018	July 1, 2017	% Change	June 30, 2018	July 1, 2017	% Change
Net sales		$994.6	$973.4	2%	$2,229.5	$2,265.4	(2)%
Cost of sales		635.9	590.0		1,427.5	1,380.8
Cost of sales—impairment, restructuring and other		11.1	—		11.1	—
Gross profit		347.6	383.4	(9)%	790.9	884.6	(11)%
% of sales		34.9%	39.4%		35.5%	39.0%
Operating expenses:
Selling, general and administrative		144.5	153.4	(6)%	418.7	436.4	(4)%
Impairment, restructuring and other		19.3	0.4		29.4	1.3
Other income, net		(1.9)	(6.5)		(3.3)	(12.6)
Income from operations		185.7	236.1	(21)%	346.1	459.5	(25)%
% of sales		18.7%	24.3%		15.5%	20.3%
Equity in (income) loss of unconsolidated affiliates	(3)	(1.1)	(7.2)		(3.3)	30.1
Interest expense		23.2	21.8		63.6	58.5
Other non-operating (income) expense, net	(6)	(2.6)	—		4.2	—
Income from continuing operations before income taxes		166.2	221.5	(25)%	281.6	370.9	(24)%
Income tax expense from continuing operations		40.7	76.9		23.4	130.3
Income from continuing operations		125.5	144.6	(13)%	258.2	240.6	7%
Income (loss) from discontinued operations, net of tax	(3) (4)	(42.7)	7.3		(47.6)	11.7
Net income		$82.8	$151.9		$210.6	$252.3
Net (income) loss attributable to noncontrolling interest		0.1	—		0.1	(0.5)
Net income attributable to controlling interest		$82.9	$151.9		$210.7	$251.8

Basic income (loss) per common share:	(1)
Income from continuing operations		$2.27	$2.44	(7)%	$4.57	$4.02	14%
Income (loss) from discontinued operations		(0.77)	0.13		(0.84)	0.20
Net income		$1.50	$2.57		$3.73	$4.22

Diluted income (loss) per common share:	(2)
Income from continuing operations		$2.23	$2.41	(7)%	$4.50	$3.96	14%
Income (loss) from discontinued operations		(0.76)	0.12		(0.83)	0.20
Net income		$1.47	$2.53		$3.67	$4.16

Common shares used in basic income (loss) per share calculation		55.4	59.2	(6)%	56.5	59.7	(5)%
Common shares and potential common shares used in diluted income (loss) per share calculation		56.3	60.0	(6)%	57.4	60.6	(5)%

Non-GAAP results:
Adjusted net income attributable to controlling interest from continuing operations	(5)	$150.1	$148.3	1%	$253.2	$251.8	1%
Adjusted diluted income per common share from continuing operations	(2) (5)	$2.67	$2.47	8%	$4.41	$4.16	6%
Adjusted EBITDA	(5)	$253.7	$288.1	(12)%	$481.8	$555.0	(13)%
Note: See accompanying footnotes on page 10.

THE SCOTTS MIRACLE-GRO COMPANY
Segment Results
(In millions)
(Unaudited)

The Company divides its business into three reportable segments: U.S. Consumer, Hawthorne and Other. U.S. Consumer consists of the Company’s consumer lawn and garden business located in the geographic United States. Hawthorne consists of the Company’s indoor, urban and hydroponic gardening business. Other consists of the Company’s consumer lawn and garden business in geographies other than the U.S. and the Company’s product sales to commercial nurseries, greenhouses and other professional customers. Corporate consists of general and administrative expenses and certain other income/expense items not allocated to the business segments. This identification of reportable segments is consistent with how the segments report to and are managed by the chief operating decision maker of the Company. These segments differ from those used in prior periods due to the change in the Company’s internal organizational structure resulting from the Company’s divestiture of its consumer lawn and garden business in certain international jurisdictions (the “International Business”), which closed on August 31, 2017. As a result, effective in its fourth quarter of fiscal 2017, the Company classified its results of operations for all periods presented to reflect the International Business as a discontinued operation and classified the assets and liabilities of the International Business as held for sale. The prior period amounts have been reclassified to conform with the new segments.

Segment performance is evaluated based on several factors, including income (loss) from continuing operations before income taxes, amortization, impairment, restructuring and other charges (“Segment Profit (Loss)”), which is a non-GAAP financial measure. Senior management uses this measure of profit (loss) to evaluate segment performance because the Company believes this measure is indicative of performance trends and the overall earnings potential of each segment.

The following tables present financial information for the Company’s reportable segments for the periods indicated:

	Three Months Ended			Nine Months Ended
	June 30, 2018	July 1, 2017	% Change	June 30, 2018	July 1, 2017	% Change
Net Sales:
U.S. Consumer	$810.9	$801.4	1%	$1,857.1	$1,902.5	(2)%
Hawthorne	74.2	72.4	2%	192.8	195.2	(1)%
Other	109.5	99.6	10%	179.6	167.7	7%
Consolidated	$994.6	$973.4	2%	$2,229.5	$2,265.4	(2)%

Segment Profit (Loss) (Non-GAAP):
U.S. Consumer	$243.1	$246.4	(1)%	$491.4	$521.8	(6)%
Hawthorne	(3.6)	10.3	(135)%	(6.6)	26.5	(125)%
Other	13.1	12.9	2%	10.6	14.3	(26)%
Total Segment Profit (Non-GAAP)	252.6	269.6	(6)%	495.4	562.6	(12)%
Corporate	(29.2)	(27.7)		(87.8)	(85.4)
Intangible asset amortization	(7.3)	(5.4)		(21.0)	(16.4)
Impairment, restructuring and other	(30.4)	(0.4)		(40.5)	(1.3)
Equity in income (loss) of unconsolidated affiliates	1.1	7.2		3.3	(30.1)
Interest expense	(23.2)	(21.8)		(63.6)	(58.5)
Other non-operating income (expense), net	2.6	—		(4.2)	—
Income from continuing operations before income taxes (GAAP)	$166.2	$221.5	(25)%	$281.6	$370.9	(24)%

THE SCOTTS MIRACLE-GRO COMPANY
Condensed Consolidated Balance Sheets
(In millions)
(Unaudited)

	Footnotes	June 30, 2018	July 1, 2017	September 30, 2017

ASSETS
Current assets:
Cash and cash equivalents		$29.6	$87.9	$120.5
Accounts receivable, net		704.5	649.9	286.6
Inventories		500.5	413.2	407.5
Assets held for sale	(4)	—	295.0	—
Prepaid and other current assets	(7)	84.4	78.4	67.1
Total current assets		1,319.0	1,524.4	881.7
Investment in unconsolidated affiliates		34.4	65.7	31.1
Property, plant and equipment, net		517.6	436.5	467.7
Goodwill		621.2	407.4	441.6
Intangible assets, net		879.6	746.8	748.9
Other assets		192.1	121.3	176.0
Total assets		$3,563.9	$3,302.1	$2,747.0
LIABILITIES AND EQUITY
Current liabilities:
Current portion of debt		$314.5	$289.1	$143.1
Accounts payable		195.6	175.6	153.1
Liabilities held for sale	(4)	—	145.3	—
Other current liabilities		315.2	259.5	248.3
Total current liabilities		825.3	869.5	544.5
Long-term debt		1,975.4	1,410.8	1,258.0
Distributions in excess of investment in unconsolidated affiliate		21.9	—	21.9
Other liabilities	(7)	210.0	278.8	260.9
Total liabilities		3,032.6	2,559.1	2,085.3
Equity		531.3	743.0	661.7
Total liabilities and equity		$3,563.9	$3,302.1	$2,747.0

THE SCOTTS MIRACLE-GRO COMPANY
Reconciliation of Non-GAAP Disclosure Items (5)
(In millions, except per common share data)
(Unaudited)

		Three Months Ended June 30, 2018				Three Months Ended July 1, 2017
	Footnotes	As Reported (GAAP)	Discontinued Operations	Impairment, Restructuring and Other	Adjusted (Non-GAAP)	As Reported (GAAP)	Discontinued Operations	Impairment, Restructuring and Other	Adjusted (Non-GAAP)
Gross profit		$347.6	$—	$(11.1)	$358.7	$383.4	$—	$—	$383.4
Gross profit as a % of sales		34.9%			36.1%	39.4%			39.4%
Income from operations		185.7	—	(30.4)	216.1	236.1	—	(0.4)	236.5
Income from operations as a % of sales		18.7%			21.7%	24.3%			24.3%
Equity in income of unconsolidated affiliates	(3)	(1.1)	—	—	(1.1)	(7.2)	—	5.0	(12.2)
Income from continuing operations before income taxes		166.2	—	(30.4)	196.6	221.5	—	(5.4)	226.9
Income tax expense from continuing operations		40.7	—	(5.9)	46.6	76.9	—	(1.7)	78.6
Income from continuing operations		125.5	—	(24.5)	150.0	144.6	—	(3.7)	148.3
Net income attributable to controlling interest		82.9	(42.7)	(24.5)	150.1	151.9	7.3	(3.7)	148.3
Diluted income per common share from continuing operations		2.23	—	(0.44)	2.67	2.41	—	(0.06)	2.47

Calculation of Adjusted EBITDA (5):	Three Months Ended June 30, 2018	Three Months Ended July 1, 2017
Net income (GAAP)	$82.8	$151.9
Income tax expense from continuing operations	40.7	76.9
Income tax expense (benefit) from discontinued operations	(21.6)	2.1
Gain on sale / contribution of business	(0.8)	—
Interest expense	23.2	21.8
Depreciation	13.7	13.8
Amortization	7.5	6.1
Impairment, restructuring and other from continuing operations	30.4	5.4
Impairment, restructuring and other from discontinued operations	65.1	3.8
Interest income	(2.6)	—
Expense on certain leases	0.9	0.9
Share-based compensation expense	14.4	5.4
Adjusted EBITDA (Non-GAAP)	$253.7	$288.1

Note: See accompanying footnotes on page 10.
The sum of the components may not equal due to rounding.

THE SCOTTS MIRACLE-GRO COMPANY
Reconciliation of Non-GAAP Disclosure Items (5)
(In millions, except per common share data)
(Unaudited)

		Nine Months Ended June 30, 2018					Nine Months Ended July 1, 2017
	Footnotes	As Reported (GAAP)	Discontinued Operations	Impairment, Restructuring and Other	Other Non-Operating Expense	Adjusted (Non-GAAP)	As Reported (GAAP)	Discontinued Operations	Impairment, Restructuring and Other	Adjusted (Non-GAAP)
Gross profit		$790.9	$—	$(11.1)	$—	$802.0	$884.6	$—	$—	$884.6
Gross profit as a % of sales		35.5%				36.0%	39.0%			39.0%
Income from operations		346.1	—	(40.5)	—	386.6	459.5	—	(1.3)	460.8
Income from operations as a % of sales		15.5%				17.3%	20.3%			20.3%
Equity in (income) loss of unconsolidated affiliates	(3)	(3.3)	—	—	—	(3.3)	30.1	—	16.7	13.4
Income from continuing operations before income taxes		281.6	—	(40.5)	(11.7)	333.8	370.9	—	(18.0)	388.9
Income tax expense from continuing operations		23.4	—	(54.2)	(3.1)	80.7	130.3	—	(6.3)	136.6
Income from continuing operations		258.2	—	13.7	(8.6)	253.1	240.6	—	(11.7)	252.3
Net income attributable to controlling interest		210.7	(47.6)	13.7	(8.6)	253.2	251.8	11.7	(11.7)	251.8
Diluted income per common share from continuing operations		4.50	—	0.24	(0.15)	4.41	3.96	—	(0.19)	4.16

Calculation of Adjusted EBITDA (5):	Nine Months Ended June 30, 2018	Nine Months Ended July 1, 2017
Net income (GAAP)	$210.6	$252.3
Income tax expense from continuing operations	23.4	130.3
Income tax expense (benefit) from discontinued operations	(23.3)	3.9
Loss on sale / contribution of business	2.8	0.3
Interest expense	63.6	58.9
Depreciation	39.2	41.4
Amortization	21.6	18.4
Impairment, restructuring and other from continuing operations	40.5	18.0
Impairment, restructuring and other from discontinued operations	66.6	8.3
Other non-operating expense	11.7	—
Interest income	(7.5)	—
Expense on certain leases	2.6	2.7
Share-based compensation expense	30.0	20.5
Adjusted EBITDA (Non-GAAP)	$481.8	$555.0

Note: See accompanying footnotes on page 10.
The sum of the components may not equal due to rounding.

THE SCOTTS MIRACLE-GRO COMPANY
Footnotes to Preceding Financial Statements

(1)
Basic income (loss) per common share amounts are calculated by dividing income (loss) from continuing operations, income (loss) from discontinued operations and net income (loss) attributable to controlling interest by the weighted average number of common shares outstanding during the period.

(2)
Diluted income (loss) per common share amounts are calculated by dividing income (loss) from continuing operations, income (loss) from discontinued operations and net income (loss) attributable to controlling interest by the weighted average number of common shares, plus all potential dilutive securities (common stock options, performance shares, performance units, restricted stock and restricted stock units) outstanding during the period.

(3)
On April 13, 2016, pursuant to the terms of the Contribution and Distribution Agreement, by and among the Company and TruGreen Holding Corporation (“TruGreen Holdings”), the Company completed the contribution of the Scotts LawnService® business (the “SLS Business”) to a newly formed subsidiary of TruGreen Holdings (the “TruGreen Joint Venture”) in exchange for a minority equity interest of 30% in the TruGreen Joint Venture. As a result, effective in its second quarter of fiscal 2016, the Company classified its results of operations for all periods presented to reflect the SLS Business as a discontinued operation and classified the assets and liabilities of the SLS Business as held for sale. In the first quarter of fiscal 2018, the Company discontinued applying the equity method of accounting for the TruGreen Joint Venture as the Company’s investment and advances were reduced to zero. The Company does not have any contractual obligations to fund losses of the TruGreen Joint Venture.

(4)
On April 29, 2017, the Company received a binding and irrevocable conditional offer (the “Offer”) from Exponent Private Equity LLP (“Exponent”) to purchase its consumer lawn and garden business in certain international jurisdictions (the “International Business”). On July 5, 2017, the Company accepted the Offer and entered into the Share and Business Sale Agreement (the “Agreement”) contemplated by the Offer. The transaction closed on August 31, 2017. Pursuant to the Agreement, Scotts-Sierra Investments LLC, an indirect wholly-owned subsidiary of the Company (“Sierra”) and certain of its direct and indirect subsidiaries, entered into separate stock or asset sale transactions with respect to the consumer lawn and garden businesses located in Australia, Austria, Benelux, Czech Republic, France, Germany, Poland and the United Kingdom. As a result, effective in its fourth quarter of fiscal 2017, the Company classified its results of operations for all periods presented to reflect the International Business as a discontinued operation and classified the assets and liabilities of the International Business as held for sale.

(5)	Reconciliation of Non-GAAP Measures

Use of Non-GAAP Measures

To supplement the financial measures prepared in accordance with U.S. generally accepted accounting principles (“GAAP”), the Company uses non-GAAP financial measures. The reconciliations of these non-GAAP financial measures to the most directly comparable financial measures calculated and presented in accordance with GAAP are shown in the tables above. These non-GAAP financial measures should not be considered in isolation from, or as a substitute for or superior to, financial measures reported in accordance with GAAP. Moreover, these non-GAAP financial measures have limitations in that they do not reflect all the items associated with the operations of the business as determined in accordance with GAAP. Other companies may calculate similarly titled non-GAAP financial measures differently than the Company, limiting the usefulness of those measures for comparative purposes.

In addition to GAAP measures, management uses these non-GAAP financial measures to evaluate the Company’s performance, engage in financial and operational planning and determine incentive compensation because it believes that these measures provide additional perspective on and, in some circumstances are more closely correlated to, the performance of the Company’s underlying, ongoing business.

Management believes that these non-GAAP financial measures are useful to investors in their assessment of operating performance and the valuation of the Company. In addition, these non-GAAP financial measures address questions routinely received from analysts and investors and, in order to ensure that all investors have access to the same data, management has determined that it is appropriate to make this data available to all investors. Non-GAAP financial measures exclude the impact of certain items (as further described below) and provide supplemental information regarding operating performance. By disclosing these non-GAAP financial measures, management intends to provide investors with a supplemental comparison of operating results and trends for the periods presented. Management believes these measures are also useful to investors as such measures allow investors to evaluate performance using the same metrics that management uses to evaluate past performance and prospects for future performance. Management views free cash

THE SCOTTS MIRACLE-GRO COMPANY
Footnotes to Preceding Financial Statements

flow as an important measure because it is one factor used in determining the amount of cash available for dividends and discretionary investment. Management views free cash flow productivity as a useful measure to help investors understand the Company’s ability to generate cash.

Exclusions from Non-GAAP Financial Measures

Non-GAAP financial measures reflect adjustments based on the following items:

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Impairments, which are excluded because they do not occur in or reflect the ordinary course of the Company’s ongoing business operations and their exclusion results in a metric that provides supplemental information about the sustainability of operating performance.

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Restructuring and employee severance costs, which include charges for discrete projects or transactions that fundamentally change the Company’s operations and are excluded because they are not part of the ongoing operations of its underlying business, which includes normal levels of reinvestment in the business.

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Costs related to refinancing, which are excluded because they do not typically occur in the normal course of business and may obscure analysis of trends and financial performance. Additionally, the amount and frequency of these types of charges is not consistent and is significantly impacted by the timing and size of debt financing transactions.

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Charges or credits incurred by the TruGreen Joint Venture that are apart from and not indicative of the results of its ongoing operations, including transaction related costs, refinancing costs, restructurings and other discrete projects or transactions including a non-cash purchase accounting fair value write-down adjustment related to deferred revenue and advertising (“TruGreen Joint Venture non-GAAP adjustments”). The Company holds a noncontrolling equity interest of approximately 30% in the TruGreen Joint Venture. The Company does not control, nor does it have any legal claim to, the revenues and expenses of the TruGreen Joint Venture or its other unconsolidated affiliates. The use of non-GAAP measures that are subject to TruGreen Joint Venture non-GAAP adjustments is not intended to imply that the Company has control over the operations and resulting revenue and expenses of the TruGreen Joint Venture or its other unconsolidated affiliates. Moreover, these non-GAAP financial measures have limitations in that they do not reflect all revenue and expenses of the unconsolidated affiliates.

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Discontinued operations and other unusual items, which include costs or gains related to discrete projects or transactions and are excluded because they are not comparable from one period to the next and are not part of the ongoing operations of the Company’s underlying business.

The tax effect for each of the items listed above is determined using the tax rate and other tax attributes applicable to the item and the jurisdiction(s) in which the item is recorded.

Definitions of Non-GAAP Financial Measures

The reconciliations of non-GAAP disclosure items include the following financial measures that are not calculated in accordance with GAAP and are utilized by management in evaluating the performance of the business, engaging in financial and operational planning, the determination of incentive compensation, and by investors and analysts in evaluating performance of the business:

Adjusted gross profit: Gross profit excluding impairment, restructuring and other charges / recoveries.
Adjusted income (loss) from operations: Income (loss) from operations excluding impairment, restructuring and other charges / recoveries.
Adjusted equity in (income) loss of unconsolidated affiliates: Equity in (income) loss of unconsolidated affiliates excluding TruGreen Joint Venture non-GAAP adjustments.
Adjusted income (loss) from continuing operations before income taxes: Income (loss) from continuing operations before income taxes excluding impairment, restructuring and other charges / recoveries, costs related to refinancing and TruGreen Joint Venture non-GAAP adjustments.
Adjusted income tax expense (benefit) from continuing operations: Income tax expense (benefit) from continuing operations excluding the tax effect of impairment, restructuring and other charges / recoveries, costs related to refinancing and TruGreen Joint Venture non-GAAP adjustments.
Adjusted income (loss) from continuing operations: Income (loss) from continuing operations excluding impairment, restructuring and other charges / recoveries, costs related to refinancing and TruGreen Joint Venture non-GAAP adjustments, each net of tax.

THE SCOTTS MIRACLE-GRO COMPANY
Footnotes to Preceding Financial Statements

Adjusted net income (loss) attributable to controlling interest from continuing operations: Net income (loss) attributable to controlling interest excluding impairment, restructuring and other charges / recoveries, costs related to refinancing, TruGreen Joint Venture non-GAAP adjustments and discontinued operations, each net of tax.
Adjusted diluted income (loss) per common share from continuing operations: Diluted income (loss) per common share from continuing operations excluding impairment, restructuring and other charges / recoveries, costs related to refinancing and TruGreen Joint Venture non-GAAP adjustments, each net of tax.
Adjusted EBITDA: Net income (loss) before interest, taxes, depreciation and amortization as well as certain other items such as the impact of the cumulative effect of changes in accounting, costs associated with debt refinancing and other non-recurring or non-cash items affecting net income (loss). The presentation of adjusted EBITDA is intended to be consistent with the calculation of that measure as required by the Company’s borrowing arrangements, and used to calculate a leverage ratio (maximum of 5.25 at June 30, 2018) and an interest coverage ratio (minimum of 3.00 for the twelve months ended June 30, 2018).
Free cash flow: Net cash provided by (used in) operating activities reduced by investments in property, plant and equipment.
Free cash flow productivity: Ratio of free cash flow to net income (loss).

For the three and nine months ended June 30, 2018, the following items were adjusted, in accordance with the definitions above, to arrive at the non-GAAP financial measures:

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In connection with the acquisition of Sunlight Supply during the third quarter of fiscal 2018, the Company announced the launch of an initiative called Project Catalyst. Project Catalyst is a company-wide restructuring effort to reduce operating costs and drive synergies with the recently acquired Sunlight Supply. The Company recognized charges of $30.4 million related to Project Catalyst for the three and nine months ended June 30, 2018. This included employee termination benefits of $1.4 million, impairment of property, plant and equipment of $5.9 million, and facility closure costs of $3.8 million recognized in the “Cost of sales—impairment, restructuring and other” line in the Condensed Consolidated Statements of Operations. The Company also recognized a non-cash impairment charge of $17.5 million related to the write-off of previously acquired customer relationship intangible assets due to the acquisition of Sunlight Supply, and employee termination benefits of $1.8 million in the “Impairment, restructuring and other” line in the Condensed Consolidated Statements of Operations. Additionally, the Company reduced the value of deferred tax liabilities associated with the above write-off of previously acquired customer relationship intangible assets by $7.3 million, which was recognized in the “Income tax expense from continuing operations” line in the Condensed Consolidated Statement of Operations for the three and nine months ended June 30, 2018.

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The Company recognized a charge of $65.0 million for a probable loss related to the previously disclosed legal matter In re Morning Song Bird Food Litigation for the three and nine months ended June 30, 2018 in the “Income (loss) from discontinued operations, net of tax” line in the Condensed Consolidated Statements of Operations.

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The Company recognized adjustments to previously recognized employee termination benefits related to Project Focus activity of zero and $0.1 million for the three and nine months ended June 30, 2018 in the “Impairment, restructuring and other” line in the Condensed Consolidated Statements of Operations.

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The Company recognized charges of zero and $10.2 million for a probable loss on a previously disclosed legal matter for the three and nine months ended June 30, 2018 in the “Impairment, restructuring and other” line in the Condensed Consolidated Statements of Operations.

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On December 22, 2017, President Trump signed into law H.R.1 (the “Act,” formerly known as the “Tax Cuts and Jobs Act”) which provides for significant changes to the U.S. Internal Revenue Code of 1986, as amended. Among other items important to the Company, the Act implements a territorial tax system, imposes a one-time transition tax on deemed repatriated earnings of foreign subsidiaries, and permanently reduces the federal corporate tax rate to 21% effective January 1, 2018. As the Company’s fiscal year end falls on September 30, the statutory federal corporate tax rate for fiscal 2018 will be prorated to 24.5%, with the statutory rate for 2019 and beyond at 21%. Included in the effective tax rate for the three and nine months ended June 30, 2018 are one-time impacts related to the tax law change of $45.7 million. These include a one-time $45.9 million net tax benefit adjustment reflecting the revaluation of the Company’s net deferred tax liability at the lower tax rate. In addition, as part of the Act, the Company recognized a one-time tax expense on deemed repatriated earnings and cash of foreign subsidiaries as required by the Act of $14.0 million, partially offset by the recognition and application of foreign tax credits associated with these foreign subsidiaries of $13.9 million.

THE SCOTTS MIRACLE-GRO COMPANY
Footnotes to Preceding Financial Statements

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As a result of the enactment of the Act, the Company repatriated cash from a foreign subsidiary during the second quarter of fiscal 2018 resulting in the liquidation of substantially all of the assets of the subsidiary and the write-off of accumulated foreign currency translation loss adjustments of zero and $11.7 million for the three and nine months ended June 30, 2018 in the “Other non-operating (income) expense, net” line in the Condensed Consolidated Statements of Operations.

For the three and nine months ended July 1, 2017, the following items were adjusted, in accordance with the definitions above, to arrive at the non-GAAP financial measures:

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The Company recognized $0.4 million and $1.3 million for the three and nine months ended July 1, 2017, respectively, related to Project Focus transaction activity within the “Impairment, restructuring and other” line in the Condensed Consolidated Statements of Operations.

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The Company incurred TruGreen Joint Venture non-GAAP adjustments of $5.0 million and $16.7 million for the three and nine months ended July 1, 2017, respectively, within the “Equity in (income) loss of unconsolidated affiliates” line in the Condensed Consolidated Statements of Operations.

Forward Looking Non-GAAP Measures

In this earnings release, the Company presents its outlook for fiscal 2018 non-GAAP adjusted EPS. The Company does not provide a GAAP EPS outlook, which is the most directly comparable GAAP measure to non-GAAP adjusted EPS, because changes in the items that the Company excludes from GAAP EPS to calculate non-GAAP adjusted EPS, described above, can be dependent on future events that are less capable of being controlled or reliably predicted by management and are not part of the Company’s routine operating activities. Additionally, due to their unpredictability, management does not forecast the excluded items for internal use and therefore cannot create or rely on a GAAP EPS outlook without unreasonable efforts. The timing and amount of any of the excluded items could significantly impact the Company’s GAAP EPS. As a result, the Company does not provide a reconciliation of guidance for non-GAAP adjusted EPS to GAAP EPS, in reliance on the unreasonable efforts exception provided under Item 10(e)(1)(i)(B) of Regulation S-K.

(6)
For the three and nine months ended June 30, 2018, the Company has classified interest income on loans receivable of $2.6 million and $7.5 million, respectively, in the “Other non-operating (income) expense, net” line in the Condensed Consolidated Statements of Operations. For the three and nine months ended July 1, 2017, interest income on loans receivable of $3.0 million and $7.8 million, respectively, is classified in the “Other income, net” line in the Condensed Consolidated Statements of Operations.

(7)
In November 2015, the FASB issued an accounting standard update to simplify the presentation of deferred income taxes by requiring that deferred income tax liabilities and assets be classified as noncurrent in a classified statement of financial position. The Company adopted this guidance on a retrospective basis during the fourth quarter of fiscal 2017. As a result, deferred tax assets totaling $42.1 million have been classified net in the “Other liabilities” line in the Condensed Consolidated Balance Sheets as of July 1, 2017. This amount was previously classified in the “Prepaid and other current assets” line.